Exhibit 99.1

Dunkin' Brands Reports Fourth Quarter and Full Year 2012 Results

Fourth quarter highlights include:

•	3.2 percent Dunkin' Donuts U.S. comparable store sales growth

•	Added 256 net new restaurants worldwide including 149 net new Dunkin' Donuts in the U.S.

•	Adjusted operating income up 16.1% on a 13-week basis

•	Adjusted operating income margin to 47.6%

•	Adjusted EPS up approximately 21% to $0.34 on a 13-week basis

Fiscal year 2012 highlights include:

•	Added 665 net new restaurants worldwide including 291 net new Dunkin' Donuts in the U.S.

•	Revenue up 6.1% and adjusted operating income up 15.3% on a 52-week basis

•	Adjusted operating income margin to 46.3%

•	Adjusted EPS up approximately 38% to $1.28 on a 52-week basis

•	Board of Directors declare $0.19 first quarter dividend for a 27% increase over the Company's fourth quarter 2012 dividend
CANTON, Mass. (January 31, 2013) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the fourth quarter and fiscal year ended December 29, 2012.
“The fourth quarter was strong and we finished 2012 delivering 15 percent plus adjusted operating income growth and nearly 40 percent adjusted earnings per share growth year-over-year," said Nigel Travis, Chief Executive Officer, Dunkin' Brands Group, Inc., and President, Dunkin' Donuts U.S. "We have the unique combination of strong brand heritage and significant U.S. and global restaurant expansion opportunities, which we are capitalizing on to drive profitable growth for both our franchisees and shareholders. Our contiguous, strategic development approach is working and we're excited to begin selling Dunkin' Donuts franchises in California. Despite macro-economic instability and a tough competitive environment, consumer and franchisee demand for Dunkin' Donuts is high, our franchisee relationships are strong, and we continue to leverage our asset-light business model giving us confidence to target 15 percent plus adjusted earnings per share growth in 2013."

FISCAL YEAR 2012 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Fiscal year ended		Increase (Decrease)		% Change Excluding Impact of Extra Week[1]
	December 29, 2012	December 31, 2011	$/#	%

Franchisee reported sales	$8,771.3	8,343.9	427.5	5.1%
Systemwide sales growth	5.2%	9.1%			7.0%
Comparable store sales growth:
DD U.S. comparable store sales growth	4.2%	5.1%
BR U.S. comparable store sales growth	3.8%	0.5%
DD International comparable store sales growth	2.0%
BR International comparable store sales growth	2.8%
Development data:
Consolidated net POD development	665	601	64	10.6%
DD global PODs at period end	10,479	10,083	396	3.9%
BR global PODs at period end	6,980	6,711	269	4.0%
Consolidated global PODs at period end	17,459	16,794	665	4.0%
Financial data:
Revenues	$658.2	628.2	30.0	4.8%	6.1%
Operating income	239.4	205.3	34.1	16.6%	19.1%
Operating income margin	36.4%	32.7%
Adjusted operating income[2]	$307.2	270.7	36.4	13.5%	15.3%
Adjusted operating income margin[2]	46.3%	43.1%
Net income	$108.3	34.4	73.9	214.5%	231.9%
Adjusted net income[2]	149.7	101.7	48.0	47.1%	49.8%
Earnings (loss) per share:
Class L – basic and diluted	n/a	6.14	n/a	n/a
Common – basic	0.94	(1.41)	2.35	n/a
Common – diluted	0.93	(1.41)	2.34	n/a
Diluted adjusted earnings per pro forma common share[2]	1.28	0.94	0.34	36.2%	37.6%
Pro forma weighted average number of common shares – diluted (in millions)	116.6	107.7	8.9	8.3%
(amounts and percentages may not recalculate due to rounding)

FOURTH QUARTER 2012 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)		% Change Excluding Impact of Extra Week[1]
	December 29, 2012	December 31, 2011	$/#	%

Franchisee reported sales	$2,212.2	2,222.9	(10.6)	(0.5)%
Systemwide sales growth	(0.4)%	15.0%			6.0%
Comparable store sales growth:
DD U.S. comparable store sales growth	3.2%	7.4%
BR U.S. comparable store sales growth	1.5%	5.8%
DD International comparable store sales growth	0.0%
BR International comparable store sales growth	0.0%
Development data:
Consolidated net POD development	256	269	(13)	(4.8)%
Financial data:
Revenues	$161.7	168.5	(6.8)	(4.0)%	0.7%
Operating income	67.8	44.6	23.2	52.0%	68.2%
Operating income margin	41.9%	26.4%
Adjusted operating income[2]	$79.8	73.0	6.8	9.3%	16.1%
Adjusted operating income margin[2]	47.6%	43.3%
Net income	$34.3	11.6	22.7	196.2%	251.0%
Adjusted net income[2]	36.6	36.2	0.5	1.3%	6.6%
Earnings per share:
Common – basic	0.32	0.10	0.22	220.0%
Common – diluted	0.32	0.10	0.22	220.0%
Diluted adjusted earnings per pro forma common share[2]	0.34	0.30	0.04	13.3%	21.4%
Weighted average number of common shares – diluted (in millions)	107.9	121.0	(13.1)	(10.8)%
(amounts and percentages may not recalculate due to rounding)

1Fiscal year 2011 and the fourth quarter of 2011 include 53 weeks and 14 weeks, respectively. Please refer to "Non-GAAP Measures and Statistical Data" and "Dunkin' Brands Group, Inc. Non-GAAP Reconciliations" for further detail.
2 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, impairment charges, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per pro forma common share is a non-GAAP measure, calculated using adjusted net income, and gives effect to the conversion of Class L common stock as if the conversion were completed at the beginning of the respective fiscal period for which such shares were outstanding, if any. Please refer to “Non-GAAP Measures and Statistical Data,” “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations,” and “Dunkin' Brands Group, Inc. Diluted Adjusted Earnings per Pro Forma Common Share" for further detail.
On a 13-week basis, global systemwide sales growth in the fourth quarter was primarily attributable to Dunkin' Donuts U.S. comparable store sales growth (which includes stores open 54 weeks or more) and global store development, and growth in Baskin-Robbins International sales.

Dunkin' Donuts U.S. comparable store sales growth in the fourth quarter was driven by increased average ticket and higher traffic resulting from our continued focus on product and marketing innovation. This includes strong total coffee sales growth, led by flavored hot and iced espresso beverages; continued momentum across the core breakfast sandwich platform and strong sales of November's limited time offer Smoked Sausage breakfast sandwich; continued growth in Bakery Sandwiches; and sales of limited time offer Dunkin' Donuts K-Cup® portion packs in Pumpkin, Peppermint Mocha, and Hot Cocoa flavors.

Baskin-Robbins U.S. comparable store sales growth was driven by sales of Flavors of the Month, including holiday-inspired flavors such as Pumpkin Pie, Peppermint, and Winter White Chocolate; limited time offer sundaes such as the Warm Belgian Waffle sundae with Pralines n' Cream ice cream; and Take Home pints and quarts.

In the fourth quarter, Dunkin' Brands franchisees and licensees opened 256 net new restaurants across the globe. This includes 149 net new Dunkin' Donuts U.S. locations, 89 net new Baskin-Robbins International locations, 47 net new Dunkin' Donuts International locations, and 29 net closures for Baskin-Robbins U.S. Additionally, Dunkin' Donuts U.S. franchisees remodeled 205 restaurants during the quarter.
Revenues for the fourth quarter declined 4.0 percent compared to the prior year, primarily from the extra week in the fourth quarter of 2011 and a one-time delay in revenue recognition related to the shift in manufacturing to Dean Foods that impacted fourth quarter sales of ice cream products in 2012. Without the effect of these two items, revenues would have increased by $7.0 million, or 4.4 percent, driven by increased royalty income from the increase in systemwide sales (both on a 13-week basis).
Operating income for the fourth quarter increased $23.2 million, or 52.0 percent, from the prior year primarily as a result of an $18.8 million net non-cash impairment charge incurred in the prior year related to the Company's investment in its South Korean joint venture, as well as the increase in royalty income on a 13-week basis, offset by the impact of the extra week in the fourth quarter of 2011. Adjusted operating income increased $6.8 million, or 9.3 percent, from the fourth quarter of 2011 primarily as a result of the increase in royalty income on a 13-week basis and an increase in income from joint ventures, offset by the impact of the extra week in the fourth quarter of 2011.

Net income for the fourth quarter increased by $22.7 million, or 196.2 percent, compared to the prior year as a result of the $23.2 million increase in operating income, offset by an increase in interest expense. Adjusted net income increased by $0.5 million, or 1.3 percent, compared to the fourth quarter of 2011 as a result of the increase in adjusted operating income, offset by increases in interest expense and income tax expense.

Adjusted earnings per pro forma common share increased by 13.3 percent on a diluted basis to $0.34 for the fourth quarter of 2012, as a result of a decline in shares outstanding due to the repurchase of 15 million shares in August 2012 from the Company's former private equity owners, as well as the increase in adjusted net income.

FOURTH QUARTER 2012 SEGMENT RESULTS
The information below reflects operating segment results for the 13-weeks ended December 29, 2012 and the 14-weeks ended December 31, 2011.

Amounts and percentages may not recalculate due to rounding
	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	December 29, 2012	December 31, 2011	$	%
	(13 weeks)	(14 weeks)
	($ in thousands except as otherwise noted)
Comparable store sales growth	3.2%	7.4%
Systemwide sales growth	(0.9)%	17.4%
Franchisee reported sales (in millions)	$1,637.6	1,655.6	(17.9)	(1.1)%

Revenues:
Royalty income	$89,093	88,918	175	0.2%
Franchise fees	8,963	9,462	(499)	(5.3)%
Rental income	21,865	21,002	863	4.1%
Sales at company-owned restaurants	6,216	3,669	2,547	69.4%
Other revenues	1,980	841	1,139	135.4%
Total revenues	$128,117	123,892	4,225	3.4%

Segment profit	$94,293	92,004	2,289	2.5%

Points of distribution	7,306	7,015	291	4.1%
Gross openings	180	160	20	12.5%
Net openings	149	120	29	24.2%

Dunkin' Donuts U.S. revenues of $128.1 million represented an increase of 3.4 percent year-over-year. The increase in revenue was driven primarily by increased royalty income on a 13-week basis, additional sales at company-owned restaurants (35 stores versus 31 stores in the prior year), and an increase in other revenues. These increases in revenue were offset by the impact of the extra week in the fourth quarter of 2011.

Dunkin' Donuts U.S. segment profit increased to $94.3 million, an increase of 2.5 percent over the prior year. The increase was driven by revenue growth, partially offset by costs related to additional company-owned stores.

Amounts and percentages may not recalculate due to rounding
	Three months ended		Increase (Decrease)
Dunkin' Donuts International	December 29, 2012	December 31, 2011	$	%
	(13 weeks)	(14 weeks)
	($ in thousands except as otherwise noted)
Comparable store sales growth	0.0%
Systemwide sales growth	9.3%	2.9%
Franchisee reported sales (in millions)	$174.4	159.6	14.8	9.3%

Revenues:
Royalty income	$3,526	3,185	341	10.7%
Franchise fees	470	649	(179)	(27.6)%
Rental income	29	45	(16)	(35.6)%
Other revenues	(29)	5	(34)	n/m
Total revenues	$3,996	3,884	112	2.9%

Segment profit	$2,174	2,701	(527)	(19.5)%

Points of distribution	3,173	3,068	105	3.4%
Gross openings	90	105	(15)	(14.3)%
Net openings	47	63	(16)	(25.4)%

Dunkin' Donuts International systemwide sales increased 9.3 percent from the prior year, driven by sales growth in South Korea and the Middle East. On a constant currency basis, systemwide sales increased by approximately 6 percent.

Dunkin' Donuts International revenues increased 2.9 percent from the prior year to $4.0 million, primarily resulting from an increase in royalty income driven by an increase in systemwide sales.

Segment profit for Dunkin' Donuts International declined 19.5 percent to $2.2 million, driven primarily by continued investments in marketing for the Dunkin' Donuts International business, offset by an increase in income from our South Korean joint venture.

Amounts and percentages may not recalculate due to rounding
	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	December 29, 2012	December 31, 2011	$	%
	(13 weeks)	(14 weeks)
	($ in thousands except as otherwise noted)
Comparable store sales growth	1.5%	5.8%
Systemwide sales growth	(8.3)%	11.1%
Franchisee reported sales (in millions)	$90.7	98.9	(8.2)	(8.3)%

Revenues:
Royalty income	$4,574	5,072	(498)	(9.8)%
Franchise fees	148	239	(91)	(38.1)%
Rental income	913	962	(49)	(5.1)%
Sales of ice cream products	931	905	26	2.9%
Sales at company-owned restaurants	—	76	(76)	n/m
Other revenues	1,249	1,505	(256)	(17.0)%
Total revenues	$7,815	8,759	(944)	(10.8)%

Segment profit	$3,888	2,877	1,011	35.1%

Points of distribution	2,463	2,493	(30)	(1.2)%
Gross openings	9	15	(6)	(40.0)%
Net closings	(29)	(35)	6	(17.1)%

Baskin-Robbins U.S. revenue declined 10.8 percent from the prior year to $7.8 million driven primarily by declines in royalty and licensing income, which were due to an 8.3 percent decrease in systemwide sales as a result of the extra week in the fourth quarter of 2011 and net closings.

Segment profit for the Baskin-Robbins U.S. segment increased $1.0 million, or 35.1 percent, year-over-year primarily as a result of non-recurring prior year investments, as well as reserves recorded on leased locations.

Amounts and percentages may not recalculate due to rounding
	Three months ended		Increase (Decrease)
Baskin-Robbins International	December 29, 2012	December 31, 2011	$	%
	(13 weeks)	(14 weeks)
	($ in thousands except as otherwise noted)
Comparable store sales growth	0.0%
Systemwide sales growth	0.2%	10.9%
Franchisee reported sales (in millions)	$309.5	308.8	0.8	0.2%

Revenues:
Royalty income	$2,033	1,805	228	12.6%
Franchise fees	314	532	(218)	(41.0)%
Rental income	133	155	(22)	(14.2)%
Sales of ice cream products	15,445	25,631	(10,186)	(39.7)%
Other revenues	46	(101)	147	n/m
Total revenues	$17,971	28,022	(10,051)	(35.9)%

Segment profit	$6,833	10,302	(3,469)	(33.7)%

Points of distribution	4,517	4,218	299	7.1%
Gross openings	126	162	(36)	(22.2)%
Net openings	89	121	(32)	(26.4)%

Baskin-Robbins International systemwide sales increased 0.2 percent from the prior year, as sales growth in South Korea was offset by sales declines in Japan and Afghanistan. On a constant currency basis, systemwide sales increased by approximately 1 percent.

Baskin-Robbins International revenues declined 35.9 percent year-over-year to $18.0 million, due to a one-time delay in revenue recognition related to the shift in manufacturing to Dean Foods that impacted fourth quarter sales of ice cream products. Also contributing to the decline in revenues was a decline in sales of ice cream resulting from the Afghanistan border being closed earlier in 2012, as well as the extra week in the fourth quarter of 2011.

Segment profit decreased 33.7 percent year-over-year to $6.8 million, resulting from a decrease in net margin on ice cream due to the one-time delay in revenue recognition in the fourth quarter of 2012, the impact of the Afghanistan border being closed earlier in 2012, and the extra week in the fourth quarter of 2011.

COMPANY UPDATES

•
On January 16, 2013, the Company announced that Dunkin' Donuts is expanding to Southern California. The Company is recruiting multi-unit franchisees for Los Angeles, Riverside, San Diego, San Bernardino, Ventura and Orange counties and expects restaurants in these markets will begin to open in 2015.

•
The Company today announced that the Board of Directors declared a first quarter cash dividend of $0.19 per share, payable on February 20, 2013 to shareholders of record as of the close of business on February 11, 2013.

•	The Company today announced that it intends to seek a re-financing of its senior secured credit facilities given the current favorable credit market conditions.

FISCAL YEAR 2013 TARGETS
As described below, the Company is providing certain targets regarding its 2013 expectations.

•	The Company expects Dunkin' Donuts U.S. comparable store sales growth of 3 to 4 percent and Baskin-Robbins U.S. comparable store sales growth of 1 to 3 percent.

•
The Company expects that Dunkin' Donuts U.S. will add between 330 and 360 net new restaurants for 4.5 to 5 percent net unit growth and it expects Baskin-Robbins U.S. will have between 0 and 30 net closures.

•	Internationally, the Company targets opening 400 to 500 net new units across the two brands. Globally, the Company expects to open between 700 and 860 net new units.

•	The Company expects revenue growth of between 6 and 8 percent and adjusted operating income growth of between 10 and 12 percent.

•
The Company expects adjusted earnings per share of $1.48 to $1.51, which would represent 15.6 percent to 17.9 percent year-over-year adjusted earnings per share growth (earnings per share guidance does not reflect any potential benefit from refinancing) .

"Our nearly 100-percent, asset-light franchised business model enables us to accelerate our strong restaurant growth rate, while simultaneously returning cash to shareholders," said Paul Carbone, Chief Financial Officer. "The Board's decision to increase our dividend 27 percent in just our second year as a public company further underscores our commitment to delivering shareholder value."

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 87704796. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K and in our quarterly report on Form 10-Q for the quarter ended June 30, 2012. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements, adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per pro forma common share, which present operating results on a basis adjusted for certain items and/or reflecting the conversion of our previously outstanding Class L common stock into shares of common stock. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per pro forma common share may differ from similar measures reported by other companies. Adjusted operating income and adjusted net income are reconciled from the respective measures determined under GAAP in the attached table “Dunkin' Brands Group, Inc. Non-GAAP Reconciliation.”

On August 1, 2011, the Company completed its initial public offering. Immediately prior to the offering, each share of the Company's Class L common stock converted into 2.4338 shares of common stock. The number of common shares used in the calculation of diluted adjusted earnings per pro forma common share for the fiscal year ended December 31, 2011 gives effect to the conversion of all outstanding shares of Class L common stock at the conversion factor of 2.4338 common shares for each Class L share, as if the conversion was completed at the beginning of the fiscal period. The calculation of diluted adjusted earnings per pro forma common share also includes the dilutive effect of common restricted shares and stock options, using the treasury stock method. Diluted adjusted earnings per pro forma common share is calculated using adjusted net income, as defined above. See the attached table “Dunkin' Brands Group, Inc. Diluted Adjusted Earnings per Pro Forma Common Share” for further detail.

Additionally, the Company has included metrics such as systemwide sales growth and comparable store sales growth, which are commonly used statistical measures in the quick-service restaurant industry and are important to understanding the Company's performance.

The Company uses “systemwide sales growth” to refer to the percentage change in sales at both franchisee- and company-owned restaurants from the comparable period of the prior year. Changes in systemwide sales are driven by changes in comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth,” “BR U.S. comparable store sales growth,” “DD International comparable store sales growth,” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-owned restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

Fiscal year 2011 and the fourth quarter of 2011 include 53 weeks and 14 weeks, respectively. Certain financial measures and other metrics in this release have been presented on a 52-week and 13-week basis for fiscal year 2011 and the fourth quarter of 2011, respectively, to provide improved comparability to the respective 2012 periods. Such financial measures and metrics reflect our estimate of the impact of the additional week on systemwide sales growth, revenues, and expenses.

About Dunkin' Brands Group, Inc.
With more than 17,400 points of distribution in nearly 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of fiscal year 2012, Dunkin' Brands' nearly 100 percent franchised business model included more than 10,400 Dunkin' Donuts restaurants and nearly 7,000 Baskin-Robbins restaurants. For the full-year 2012, the company had franchisee-reported sales of approximately $8.8 billion. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)
Director, Investor Relations
Dunkin' Brands, Inc.
investor.relations@dunkinbrands.com
781-737-3200

Karen Raskopf (Media)
SVP, Corporate Communications
Dunkin' Brands, Inc.
karen.raskopf@dunkinbrands.com
781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Revenues:
Franchise fees and royalty income	$109,121	109,814	418,940	398,474
Rental income	22,957	22,195	96,816	92,145
Sales of ice cream products	16,376	26,536	94,659	100,068
Sales at company-owned restaurants	6,216	3,745	22,922	12,154
Other revenues	7,033	6,215	24,844	25,357
Total revenues	161,703	168,505	658,181	628,198
Operating costs and expenses:
Occupancy expenses - franchised restaurants	13,275	13,600	52,072	51,878
Cost of ice cream products	13,019	19,534	69,019	72,329
Company-owned restaurant expenses	6,166	3,954	23,133	12,854
General and administrative expenses, net	53,024	57,263	239,574	227,771
Depreciation	6,551	6,147	29,084	24,497
Amortization of other intangible assets	6,626	6,919	26,943	28,025
Impairment charges	328	840	1,278	2,060
Total operating costs and expenses	98,989	108,257	441,103	419,414
Net income (loss) of equity method investments:
Net income, excluding impairment	5,037	4,071	22,351	16,277
Impairment charge, net of tax(a)	—	(19,752)	—	(19,752)
Total net income (loss) of equity method investments	5,037	(15,681)	22,351	(3,475)
Operating income	67,751	44,567	239,429	205,309
Other income (expense):
Interest income	160	220	543	623
Interest expense	(21,725)	(18,167)	(74,031)	(105,072)
Loss on debt extinguishment and refinancing transactions	—	—	(3,963)	(34,222)
Other gains, net	495	186	23	175
Total other expense	(21,070)	(17,761)	(77,428)	(138,496)
Income before income taxes	46,681	26,806	162,001	66,813
Provision for income taxes	12,491	15,215	54,377	32,371
Net income including noncontrolling interests	34,190	11,591	107,624	34,442
Net loss attributable to noncontrolling interests	(145)	—	(684)	—
Net income attributable to Dunkin' Brands	$34,335	11,591	108,308	34,442

Earnings (loss) per share:
Class L - basic and diluted	$ n/a	n/a	n/a	6.14
Common - basic	0.32	0.10	0.94	(1.41)
Common - diluted	0.32	0.10	0.93	(1.41)

(a) The $19.8 million impairment charge recorded in the fourth quarter of 2011 relates to our investment in the South Korea joint venture, and resulted from declines in operating performance in the Dunkin' Donuts business in that country. The impairment charge was allocated to the underlying intangible and long-lived assets of the joint venture, which resulted in a reduction in depreciation and amortization, net of tax, (and a reduction in the equity in net loss of joint ventures) of $1.0 million in the fourth quarter of 2011.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	December 29,	December 31,
Assets	2012	2011
Current assets:
Cash and cash equivalents	$252,618	246,715
Accounts, notes, and other receivables, net	53,056	58,787
Other current assets	114,106	100,972
Total current assets	419,780	406,474
Property and equipment, net	181,172	185,360
Equity method investments	174,823	164,636
Goodwill and other intangible assets, net	2,371,684	2,398,211
Other assets	70,054	69,337
Total assets	$3,217,513	3,224,018
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$26,680	14,965
Accounts payable	16,256	9,651
Other current liabilities	310,579	291,924
Total current liabilities	353,515	316,540
Long-term debt, net	1,823,278	1,453,344
Deferred income taxes, net	569,126	578,660
Other long-term liabilities	121,619	129,538
Total long-term liabilities	2,514,023	2,161,542

Total stockholders’ equity	349,975	745,936
Total liabilities and stockholders’ equity	$3,217,513	3,224,018

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Fiscal year ended
	December 29,	December 31,
	2012	2011
	(52 weeks)	(53 weeks)

Net cash provided by operating activities	$154,420	162,703
Cash flows from investing activities:
Additions to property and equipment	(22,398)	(18,596)
Other, net	(549)	(1,211)
Net cash used in investing activities	(22,947)	(19,807)
Cash flows from financing activities:
Proceeds from (repayment of) long-term debt, net	380,559	(404,608)
Repurchases of common stock	(450,369)	(286)
Payment of deferred financing and other debt-related costs	(5,978)	(20,087)
Proceeds from initial public offering, net of offering costs	—	389,961
Dividends paid on common stock	(70,069)	—
Other, net	20,255	4,946
Net cash used in financing activities	(125,602)	(30,074)
Effect of exchange rates on cash and cash equivalents	32	(207)
Increase in cash and cash equivalents	5,903	112,615
Cash and cash equivalents, beginning of period	246,715	134,100
Cash and cash equivalents, end of period	$252,618	246,715

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited, in thousands)
	Three months ended		Fiscal year ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Total revenues	$161,703	168,505	658,181	628,198
Impact of change in ice cream shipping terms(a)	5,802	—	5,802	—
Total revenues, excluding change in ice cream shipping terms	$167,505	168,505	663,983	628,198

Operating income	$67,751	44,567	239,429	205,309
Operating income margin	41.9%	26.4%	36.4%	32.7%
Adjustments:
Amortization of other intangible assets	6,626	6,919	26,943	28,025
Impairment charges	328	840	1,278	2,060
Sponsor termination fee	—	—	—	14,671
Secondary offering costs	9	1,899	4,783	1,899
Peterborough plant closure(b)	5,095	—	14,044	—
Korea joint venture impairment, net	—	18,776	—	18,776
Bertico litigation(c)	—	—	20,680	—
Adjusted operating income	$79,809	73,001	307,157	270,740
Adjusted operating income margin(d)	47.6%	43.3%	46.3%	43.1%

Net income attributable to Dunkin' Brands	$34,335	11,591	108,308	34,442
Adjustments:
Amortization of other intangible assets	6,626	6,919	26,943	28,025
Impairment charges	328	840	1,278	2,060
Sponsor termination fee	—	—	—	14,671
Secondary offering costs	9	1,899	4,783	1,899
Loss on debt extinguishment and refinancing transactions	—	—	3,963	34,222
Peterborough plant closure(b)	5,095	—	14,044	—
Korea joint venture impairment, net	—	18,776	—	18,776
Bertico litigation(c)	—	—	20,680	—
Tax impact of adjustments, excluding Bertico litigation(e)	(4,823)	(3,863)	(20,404)	(32,351)
Tax impact of Bertico adjustment(f)	979	—	(3,980)	—
Income tax audit settlements(g)	(10,514)	—	(10,514)	—
State tax apportionment(h)	4,599	—	4,599	—
Adjusted net income	$36,634	36,162	149,700	101,744

(a) Represents the impact of the one-time delay in revenue recognition as a result of a change in shipping terms related to the shift in manufacturing to Dean Foods, based on actual shipments.
(b) Represents costs incurred related to the announced closure of the Baskin-Robbins ice cream manufacturing plant in Peterborough, Canada, including $315 thousand and $3.4 million of severance and other payroll-related costs for the three months and fiscal year ended December 29, 2012, respectively, $497 thousand and $4.2 million of accelerated depreciation for the three months and fiscal year ended December 29, 2012, respectively, $1.5 million and $2.7 million of incremental costs of ice cream products for the three months and fiscal year ended December 29, 2012, respectively, and $638 thousand and $1.6 million of other transition-related costs for the three months and fiscal year ended December 29, 2012, respectively. Amounts for the three months and fiscal year ended December 29, 2012 also reflect the one-time delay in revenue recognition, net of related cost of ice cream products, related to the shift in manufacturing to Dean Foods of $2.1 million.

(c) Represents the incremental legal reserve recorded in the second quarter of 2012 related to the Quebec Superior Court's ruling in the Bertico litigation, in which the Court found for the Plaintiffs and issued a judgment against Dunkin' Brands in the amount of approximately $C16.4 million, plus costs and interest.

(d) Adjusted operating income margin calculated based on total revenues, excluding change in shipping terms.
(e) Tax impact of adjustments, excluding the Bertico litigation and the Korea joint venture impairment charge, calculated at a 40% effective tax rate.
(f) Tax impact of Bertico litigation adjustment calculated as if the incremental reserve had not been recorded. The tax impact recorded in the second quarter of 2012 was a $4.0 million tax benefit representing the actual direct tax benefit expected to be realized, as well as a $2.2 million tax benefit recorded that fully reversed in the third and fourth quarters of 2012 based on interim tax provision requirements. The tax impact for the three months ended December 29, 2012 represents $1.0 million of the tax benefit that was expected to reverse.

(g) Represents income tax benefits resulting from the settlement of historical tax positions settled during the period, primarily related to the accounting for the acquisition of the Company by private equity firms in 2006.

(h) Represents deferred tax expense recognized due to an increase in our overall state tax rate for a shift in the apportionment of income to state jurisdictions, as a result of the closure of the Peterborough manufacturing plant and transition to Dean Foods.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations (continued)
(Unaudited, in thousands)
	Three months ended			Fiscal year ended
	December 29,	December 31,	%	December 29,	December 31,	%
	2012	2011	Change	2012	2011	Change
Total revenues	$161,703	168,505	(4.0)%	658,181	628,198	4.8%
Impact of extra week(a)	—	(8,005)		—	(8,005)
Total revenues, 13-week / 52-week basis	$161,703	160,500	0.7%	658,181	620,193	6.1%
Impact of change in ice cream shipping terms(b)	5,802	—		5,802	—
Total revenues, excluding impact of change in shipping terms, 13-week / 52-week basis	$167,505	160,500	4.4%	663,983	620,193	7.1%

Operating income	$67,751	44,567	52.0%	239,429	205,309	16.6%
Impact of extra week(a)	—	(4,286)		—	(4,286)
Operating income, 13-week / 52-week basis	$67,751	40,281	68.2%	239,429	201,023	19.1%

Adjusted operating income	$79,809	73,001	9.3%	307,157	270,740	13.5%
Impact of extra week(a)	—	(4,286)		—	(4,286)
Adjusted operating income, 13-week / 52-week basis	$79,809	68,715	16.1%	307,157	266,454	15.3%

Net income attributable to Dunkin' Brands	$34,335	11,591	196.2%	108,308	34,442	214.5%
Impact of extra week(a)	—	(1,810)		—	(1,810)
Net income, 13-week / 52-week basis	$34,335	9,781	251.0%	108,308	32,632	231.9%

Adjusted net income	$36,634	36,162	1.3%	149,700	101,744	47.1%
Impact of extra week(a)	—	(1,810)		—	(1,810)
Adjusted net income, 13-week / 52-week basis	$36,634	34,352	6.6%	149,700	99,934	49.8%

(a) The three months and fiscal year ended December 31, 2011 include 14 weeks and 53 weeks, respectively, as compared to 13 weeks and 52 weeks for the three months and fiscal year ended December 29, 2012, respectively. The impact of the extra week in the three months and fiscal year ended December 31, 2011 reflects our estimate of the additional week in those fiscal periods on certain revenues and expenses, net of tax.

(b) Represents the impact of the one-time delay in revenue recognition as a result of a change in shipping terms related to the shift in manufacturing to Dean Foods, based on actual shipments.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Diluted Adjusted Earnings per Pro Forma Common Share
(In thousands, except share and per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
Adjusted net income available to common shareholders:
Adjusted net income	$36,634	36,162	149,700	101,744
Less: Adjusted net income allocated to participating securities	(1)	(140)	(179)	(494)
Adjusted net income available to common shareholders	$36,633	36,022	149,521	101,250
Pro forma weighted average number of common shares – diluted:
Weighted average number of Class L shares over period in which Class L shares were outstanding(a)	—	—	—	22,845,378
Adjustment to weight Class L shares over respective fiscal period(a)	—	—	—	(9,790,933)
Weighted average number of Class L shares	—	—	—	13,054,445
Class L conversion factor	—	—	—	2.4338
Weighted average number of converted Class L shares	—	—	—	31,772,244
Weighted average number of common shares	105,837,976	119,486,311	114,584,063	74,835,697
Pro forma weighted average number of common shares – basic	105,837,976	119,486,311	114,584,063	106,607,941
Incremental dilutive common shares(b)	2,078,696	1,551,701	1,989,281	1,064,587
Pro forma weighted average number of common shares – diluted	107,916,672	121,038,012	116,573,344	107,672,528
Diluted adjusted earnings per pro forma common share	$0.34	0.30	1.28	0.94
Impact of extra week(c)	—	(0.02)	—	(0.01)
Diluted adjusted earnings per pro forma common share, 13-week / 52-week basis	$0.34	0.28	1.28	0.93

(a) The weighted average number of Class L shares in the actual Class L earnings per share calculation for the fiscal year ended December 31, 2011 represents the weighted average from the beginning of the fiscal year up through the date of conversion of the Class L shares into common shares. As such, the pro forma weighted average number of common shares includes an adjustment to the weighted average number of Class L shares outstanding to reflect the length of time the Class L shares were outstanding prior to conversion relative to the fiscal year. The converted Class L shares are already included in the weighted average number of common shares outstanding for the period after their conversion. No Class L shares were outstanding during any other period presented.

(b) Represents the dilutive effect of restricted shares and stock options, using the treasury stock method.
(c) The three months and fiscal year ended December 31, 2011 include 14 weeks and 53 weeks, respectively, as compared to 13 weeks and 52 weeks for the three months and fiscal year ended December 29, 2012, respectively. The impact of the extra week in the three months and fiscal year ended December 31, 2011 reflects our estimate of the additional week in those fiscal periods on certain revenues and expenses, net of tax.